Exhibit 99.1

Media Relations Department P.O. Box 1734, Atlanta, GA 30301 Telephone (404) 676-2121

FOR IMMEDIATE RELEASE	CONTACT:	Investors:	Ann Taylor
(404) 676-5383

	Media:		Dana Bolden
(404) 676-2683

THE COCA-COLA COMPANY REPORTS

SECOND QUARTER AND HALF YEAR 2008 RESULTS

•                  Second quarter EPS of $0.61; and $1.01 after considering items impacting comparability, an increase of 19 percent.

•                  Second quarter net revenue growth of 17 percent.

•                  Worldwide unit case volume increased 3 percent in the quarter, led by 5 percent growth in International while maintaining unit case volume in North America in a difficult operating environment.

•                  Operating income up 18 percent on a reported basis in the quarter; increased 20 percent after considering items impacting comparability.

•                  $400 to $500 million of annualized savings targeted by year-end 2011 from productivity initiatives.

ATLANTA, July 17, 2008 — The Coca-Cola Company today reported second quarter earnings per share of $0.61, a decrease of 24 percent versus the prior year on a reported basis, and $1.01 after considering items impacting comparability, an increase of 19 percent.  Earnings per share for the quarter included a net charge of $0.40 per share primarily related to a non-cash impairment charge at Coca-Cola Enterprises Inc. (“CCE”), an equity investee.  Earnings per share for the second

- more -

quarter of 2007 were $0.80 and included a net charge of $0.05 per share, primarily related to restructuring charges and a non-cash impairment charge at an equity investee.

“Our results in the quarter underscore our ability to continue delivering volume growth and double-digit comparable earnings per share growth, despite the combined impacts of several one-off events and a more challenging economic environment,” said Neville Isdell, chairman of the Board, The Coca-Cola Company.  “We continue to manage the business for the long term by investing in brand building and innovation with an unrelenting focus on improving our effectiveness and efficiency.  We have made significant progress since the turnaround began in 2004 and I am confident going forward under Muhtar’s leadership that the business will continue to be managed by investing for long-term sustainable growth and value.”

President and Chief Executive Officer Muhtar Kent said, “Our second quarter performance demonstrates our ability to leverage the strengths of our system to achieve balanced growth.  Our results were once again led by our international operations, which delivered 5 percent unit case volume growth, and we maintained volume in North America despite significant challenges.  Latin America continues to be a key contributor to our results, along with solid performance in many of our emerging markets including China, Turkey, India, Eastern Europe, Southern Eurasia, North and West Africa and the Middle East.  We have accelerated our global volume and value share gains as consumers connect with our brands and our system executes in the marketplace.

“We are clearly operating in a more challenging macroeconomic environment.  A strength of our system is the ability to work with our bottling partners and customers to understand the local factors impacting consumer behavior, adjust our plans where appropriate, while continuing to invest and build share for the long term.  Both the fundamentals of our business and the strength of our brands remain solid.  Through our focus on superior execution and driving productivity, I remain confident we are building a stronger Coca-Cola system for the future.”

(All references to growth rate percentages and share compare the results of the period to those of the prior year comparable period.)

Financial Highlights

•                 Second quarter net operating revenues increased 17 percent.  Revenue growth reflected a 3 percent increase in concentrate sales, a 2 percent increase from structural changes primarily resulting from acquisitions of certain bottlers, a 3 percent benefit from pricing and mix and a 9 percent positive currency impact.

•                 Operating income in the quarter increased 18 percent on a reported basis and 20 percent after considering items impacting comparability.  Items impacting comparability negatively affected second quarter pre-tax operating income by $97 million in 2008 and by $48 million in 2007.  Currency benefited operating income in the quarter by 11 percent.

•                 Year-to-date, the Company repurchased $1.0 billion of its stock and intends to repurchase a total of $1.75 to $2.0 billion of its stock for the full year.

•                 The Company is targeting $400 to $500 million in annualized savings from productivity initiatives by year-end 2011 to provide additional flexibility to invest for growth.

Operational Highlights

(All references to unit case volume percentage changes in this section are computed based on average daily sales.)

Total Company

•                 Unit case volume increased 3 percent in the second quarter and 4 percent year-to-date, successfully cycling 6 percent growth in the prior year quarter and year-to-date periods.  Acquisitions contributed 1 point of unit case volume growth for both the quarter and year-to-date.

•                 International operations delivered 5 percent unit case volume growth in the quarter, successfully cycling 9 percent growth from the prior year quarter.  Solid growth across Latin America and in key emerging markets including China, Turkey, India, Eastern Europe, Southern Eurasia, North and West Africa and the Middle East continued to drive the results.  North America unit case volume was even in the quarter, while unit case volume in Japan and the European Union Group were each down 1 percent.

•                 The Company continued to achieve growth in sparkling beverages, which increased unit case volume 1 percent in the quarter.  Trademark Coca-Cola unit case volume was slightly positive in the quarter and Trademarks Fanta and Sprite increased unit case volume 1 percent and 3 percent, respectively.

•                 Still beverage unit case volume increased 13 percent in the quarter, led by strong growth across the Company’s still brand portfolio, including juice and juice drink brands, tea brands and water brands.

•                 Globally, the Company gained volume and value share in nonalcoholic ready-to-drink beverages as well as in sparkling beverages and key still beverage categories including bottled water and juice and juice drinks.

Africa

	Percent Change
	From Prior Year
	Second	Year-
	Quarter	To-Date
Unit Case Volume	5%	2%
Net Revenues	6%	4%
Operating Income	61%	32%

•                  The Africa Group’s unit case volume increased 5 percent in the quarter, with most key markets contributing to growth.  South Africa’s unit case volume was even in the quarter, cycling 12 percent growth from the prior year and reflecting the lingering effects of carbon dioxide shortages.  Nigeria unit case volume increased 4 percent in the quarter.  Net revenues for the quarter increased 6 percent, reflecting a 2 percent increase in concentrate sales, positive pricing and mix and a slight negative currency impact.  Operating income increased 61 percent in the quarter reflecting the increase in net revenues, effective management of operating expenses and the cycling of restructuring charges in the prior year quarter, partially offset by the continued investment in key marketing initiatives.

Eurasia

	Percent Change
	From Prior Year
	Second	Year-
	Quarter	To-Date
Unit Case Volume	7%	9%
Net Revenues	30%	37%
Operating Income	21%	37%

•                  The Eurasia Group’s unit case volume increased 7 percent in the quarter, successfully cycling 15 percent growth in the prior year quarter.  Solid unit case volume growth in India, Turkey, the Middle East, Eastern Europe and Southern Eurasia drove the results.  Russia’s unit case volume increased 2 percent in the quarter, primarily reflecting the impact from adverse weather conditions late in the quarter, and resulted in volume and value share gains in nonalcoholic ready-to-drink beverages.  Net revenues for the quarter increased 30 percent, benefiting from a 13 percent increase in concentrate sales, positive pricing and mix and a high single-digit currency benefit.  Operating income growth in the quarter of 21 percent reflected the benefit of the net revenue increase and the continued investment in key business initiatives.

European Union

	Percent Change
	From Prior Year
	Second	Year-
	Quarter	To-Date
Unit Case Volume	(1%)	1%
Net Revenues	13%	15%
Operating Income	16%	15%

•                  Unit case volume in the European Union Group declined 1 percent in the quarter, cycling 5 percent growth from the prior year.  The group gained volume and value share in nonalcoholic ready-to-drink beverages as well as in sparkling beverages and key still beverage categories in the quarter.  Unit case volume results in the quarter were negatively impacted by labor strikes in several key markets, the shift of Easter into the first quarter as well as unfavorable weather early in the quarter.  Net revenues for the quarter increased 13 percent, reflecting a 2 percent decrease in concentrate sales, positive pricing and mix and a low double-digit currency benefit.  Operating income increased 16 percent in the quarter, and both sparkling and still beverages gained volume and value share in the quarter.

Latin America

	Percent Change
	From Prior Year
	Second	Year-
	Quarter	To-Date
Unit Case Volume	7%	8%
Net Revenues	23%	24%
Operating Income	29%	25%

•                  The Latin America Group continued to deliver strong unit case volume growth of 7 percent in the quarter, successfully cycling 9 percent growth in the prior year quarter.  Solid unit case volume growth across the group and the benefit of acquisitions drove the results for the quarter and led to volume and value share gains in both sparkling and still beverages.  Net revenues increased 23 percent in the quarter, reflecting a 5 percent increase in concentrate sales, positive pricing and mix and a low double-digit currency benefit.  Operating income increased 29 percent in the quarter, reflecting the net revenue increase while continuing to invest in key marketing initiatives.

•                  In Mexico, unit case volume increased 10 percent in the quarter.  The growth was led by brand Coca-Cola, which increased unit case volume 3 percent and the successful integration of Jugos del Valle, which contributed 3 points of the overall unit case growth.  Strong performance in sparkling and still beverages led to share gains in sparkling beverages, energy drinks, packaged water, juices and sports drinks.

•                  In Brazil, unit case volume growth for the quarter was 1 percent, successfully cycling 22 percent growth in the prior year.  Performance in the quarter was impacted by a volume decline in April resulting from a slowdown in industry growth as consumers used the availability of credit to drive durable goods growth.  Trademark Coca-Cola unit case volume increased 1 percent in the quarter, and both sparkling and still beverages gained volume and value share in the quarter.

•                  In Argentina, strong sparkling beverage growth, led by Trademark Coca-Cola, contributed to unit case volume growth of 7 percent in the quarter, successfully cycling 7 percent growth in the prior year quarter and driving sparkling beverage share gains.

North America

	Percent Change
	From Prior Year
	Second	Year-
	Quarter	To-Date
Unit Case Volume	Even	Even
Net Revenues	8%	10%
Operating Income	(9%)	(8%)

•                  Unit case volume in the North America Group was even in the quarter, reflecting a continued difficult U.S. economic environment and a shift in the impact of holidays out of the second quarter.  Retail unit case volume increased 1 percent, including a benefit from acquisitions, and Foodservice and Hospitality declined 3 percent, reflecting the continued challenging foodservice industry environment.  Net revenues for the quarter increased 8 percent, reflecting a 3 percent decrease in concentrate sales, positive pricing and mix of finished goods businesses and an increase from acquisitions.  Operating income decreased 9 percent in the quarter reflecting the growth in net revenues, including the benefit of acquisitions, offset by higher input costs in the finished goods businesses, unfavorable mix and continued investment in key business initiatives.

•                  Sparkling beverage unit case volume declined 4 percent in the quarter, primarily reflecting the decline in foodservice and other on-premise businesses.  The continued successful execution of the three-cola strategy resulted in Coca-Cola Classic, Diet Coke and Coca-Cola Zero combined gaining volume and value share in the U.S.  Coca-Cola Zero continued to deliver strong performance, increasing unit case volume more than 40 percent in the quarter, cycling strong double-digit growth in the prior year quarter.

•                  Still beverage unit case volume increased 9 percent in the quarter and achieved volume and value share gains, reflecting the continued strong performance of glacéau and Fuze as well as strong growth in juices and juice drinks.  The growth in juices and juice drinks was led by double-digit unit case volume growth of warehouse-delivered juices, which continued to gain volume and value share, reflecting the success of Trademark Simply and Minute Maid Enhanced Juices.

Pacific

	Percent Change
	From Prior Year
	Second	Year-
	Quarter	To-Date
Unit Case Volume	4%	7%
Net Revenues	13%	10%
Operating Income	19%	13%

•                  The Pacific Group increased unit case volume 4 percent in the quarter, cycling 9 percent growth in the prior year quarter, and reflected the impact from natural disasters and unfavorable weather.  Net revenues increased 13 percent, reflecting a 3 percent increase in concentrate sales, positive pricing and a low teens currency benefit, partially offset by unfavorable country mix.  Operating income increased 19 percent reflecting the increase in net revenues while investing in key business initiatives, including the Olympics activation.

•                  In Japan, unit case volume declined 1 percent in the quarter, cycling 4 percent growth in the prior year quarter, while achieving share gains in nonalcoholic ready-to-drink beverages.  Trademark Coca-Cola continued to deliver unit case volume growth driven by the success of Coca-Cola Zero and the execution of the three-cola strategy.  Georgia Coffee unit case volume increased 4 percent in the quarter and 3 percent year-to-date, its third consecutive quarter of growth and its highest growth rate in more than 5 years.  Volume declines in Sokenbicha and Aquarius reflected unfavorable weather late in the quarter.  Our outlook for Japan remains positive reflecting initiatives to stabilize and return the business to sustainable growth.

•                  In China, despite being impacted by earthquakes and flooding across various regions, unit case volume increased 13 percent in the quarter led by strong growth in Trademark Coca-Cola, Trademark Sprite and Minute Maid.  The strong performance across the brands resulted in share gains in both sparkling and still beverages.  Olympic activation through innovative consumer and customer marketing continues with The Coca-Cola Company recently being recognized as the most effective sponsor of the Olympics in China.

•                  In the Philippines, unit case volume increased 3 percent in the quarter, cycling 11 percent growth in the prior year quarter.  While unit case volume was negatively impacted primarily by poor weather conditions in the quarter as well as pressure from the impact of food inflation on consumer discretionary spending, the performance reflected volume and value share gains in nonalcoholic ready-to-drink beverages and in sparkling beverages.

Bottling Investments

	Percent Change
	From Prior Year
	Second	Year-
	Quarter	To-Date
Unit Case Volume	16%	26%
Net Revenues	30%	36%
Operating Income	108%	137%

•                  The Bottling Investments Group’s unit case volume increased 16 percent in the quarter, reflecting unit case volume growth across the group as well as a benefit from the acquisitions of certain bottlers in the prior year.  Net revenues increased 30 percent in the quarter as a result of the unit case volume increase, the acquisition of certain bottlers and a mid teens currency benefit.  Operating income more than doubled in the quarter due to the increase in net revenues, the cycling of restructuring charges in the prior year quarter and the continued focus on driving sustained financial performance through investments in market execution capabilities, enhanced supply chain efficiencies and controlled operating expenses.

Financial Review

Operating Results

Net operating revenues for the quarter increased 17 percent, reflecting a 3 percent increase in concentrate sales, a 2 percent increase from structural changes resulting primarily from acquisitions of certain bottlers, a 3 percent benefit from pricing and mix and a 9 percent positive currency impact.

Cost of goods sold increased 16 percent for the quarter, reflecting a 3 percent increase in concentrate sales, a 2 percent increase from structural changes resulting primarily from acquisitions of certain bottlers, an 8 percent increase from currency and increases in commodity-based input and freight costs.

Selling, general and administrative expenses for the quarter increased 16 percent, with structural changes primarily related to bottler acquisitions, increased costs from brand acquisitions and currency increasing selling, general and administrative expenses by 14 percent.  The Company continued to achieve expense leverage through investing in marketing to support brand growth while effectively managing general and administrative expenses through productivity initiatives.

The Company had other operating charges in the quarter of $97 million related to restructuring charges, contract termination costs and asset write-downs.

Operating income for the quarter increased 18 percent, reflecting the growth in gross profit, the investments in marketing and increased sales and service expenses.

After considering items impacting comparability, operating income increased 20 percent.  Currency increased operating income in the quarter by 11 percent.  Based on current expectations of market rates for the remainder of the year and benefits of hedging coverage in place, the Company currently expects a favorable currency impact on 2008 operating income of at least mid single digits.

Equity income declined in the quarter primarily as a result of our proportionate share of the non-cash impairment charge recorded by CCE.

In the quarter, the Company recorded gains on the sales of assets of $102 million primarily related to the sale of a Brazilian bottler to Coca-Cola FEMSA, S.A.B. de C.V.

Effective Tax Rate

The reported effective tax rate for the quarter was 25.0 percent and the underlying effective tax rate on operations for the quarter was 22.0 percent.  The variance between the reported rate and the underlying rate was due to the tax impact of various separately disclosed items impacting comparability.

The Company anticipates that its underlying effective tax rate on operations for the full year 2008 will be 22.0 percent.  The Company’s estimated underlying effective tax rate does not reflect the impact of discrete events, which, if and when they occur, are separately recognized in the appropriate period.

Productivity Savings

The Company is targeting $400 to $500 million in annualized savings from productivity initiatives by year-end 2011 to provide additional flexibility to invest for growth.  The savings are expected to be generated in a number of areas, including aggressively managing operating expenses supported by lean techniques, redesigning key processes to drive standardization and effectiveness, better leveraging our size and scale, and driving savings in indirect costs through the implementation of a “procure-to-pay” program.  In realizing the savings, the Company expects to incur total nonrecurring costs by 2011 approximately equal to the annualized savings.

New Operating Structure

As previously communicated, effective July 1, 2008, the Company made certain changes to its operating structure to align geographic responsibility.  The European Union Group was reconfigured to include the Adriatic and Balkans Region and was renamed the Europe Group; and the remaining Eurasia Group was combined with the Africa Group into the new Eurasia & Africa Group.  The changes in operating structure did not impact the other existing geographic operating segments, Bottling Investments or Corporate.  Reporting on the new structure will start with third quarter 2008 results.  Reclassified operating segment information will be published during the third quarter of 2008.

Items Impacting Prior Year Results

In 2007, the second quarter results included a net charge of $0.05 per share primarily related to restructuring charges and a non-cash impairment charge at an equity investee.  In 2007, the first quarter results included a net charge of $0.02 per share primarily related to an asset write-off in the Philippines bottler, partially offset by gains on the sales of the equity interest in a Brazilian bottler and real estate in Spain.

Conference Call

The Company will host a conference call with investors and analysts to discuss the second quarter results today at 8:30 a.m. (EDT).  The Company invites investors to listen to the live audiocast of the conference call at the Company’s Web site,
www.thecoca-colacompany.com in the “Investors” section.  A replay in downloadable MP3 format will also be available within 24 hours after the audiocast on the Company’s Web site.  Further, the “Investors” section of the Company’s Web site includes a reconciliation of non-GAAP financial measures that may be used periodically by management when discussing the Company’s financial results with investors and analysts to our results as reported under GAAP.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Income

 (UNAUDITED)

(In millions except per share data)

	Three Months Ended
	June 27, 2008	June 29, 2007	% Change
Net Operating Revenues	$9,046	$7,733	17
Cost of goods sold	3,162	2,736	16
Gross Profit	5,884	4,997	18
Selling, general and administrative expenses	3,108	2,685	16
Other operating charges	97	42	—
Operating Income	2,679	2,270	18
Interest income	69	54	28
Interest expense	89	102	(13)
Equity income - net	(843)	190	—
Other income (loss) - net	80	(4)	—
Income Before Income Taxes	1,896	2,408	(21)
Income taxes	474	557	(15)
Net Income	$1,422	$1,851	(23)

Diluted Net Income Per Share*	$0.61	$0.80	(24)
Average Shares Outstanding - Diluted*	2,343	2,326

*                 For the second quarter, “Basic Net Income Per Share” was $0.61 for 2008 and $0.80 for 2007 based on “Average Shares Outstanding - Basic” of 2,316 and 2,312 for 2008 and 2007, respectively.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Income

 (UNAUDITED)

(In millions except per share data)

	Six Months Ended
	June 27, 2008	June 29, 2007	% Change
Net Operating Revenues	$16,425	$13,836	19
Cost of goods sold	5,786	4,881	19
Gross Profit	10,639	8,955	19
Selling, general and administrative expenses	5,911	5,010	18
Other operating charges	175	48	—
Operating Income	4,553	3,897	17
Interest income	134	91	47
Interest expense	206	173	19
Equity income - net	(706)	210	—
Other income - net	69	112	—
Income Before Income Taxes	3,844	4,137	(7)
Income taxes	922	1,024	(10)
Net Income	$2,922	$3,113	(6)

Diluted Net Income Per Share*	$1.24	$1.34	(7)
Average Shares Outstanding - Diluted*	2,349	2,324

*                 For the six months, “Basic Net Income Per Share” was $1.26 for 2008 and $1.35 for 2007 based on “Average Shares Outstanding - Basic” of 2,319 and 2,313 for 2008 and 2007, respectively.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(UNAUDITED)

(In millions except par value)

	June 27, 2008	December 31, 2007
Assets
Current Assets
Cash and cash equivalents	$6,571	$4,093
Marketable securities	286	215
Trade accounts receivable, less allowances of $77 and $56, respectively	4,073	3,317
Inventories	2,531	2,220
Prepaid expenses and other assets	2,628	2,260
Total Current Assets	16,089	12,105

Investments
Equity method investments	6,815	7,289
Cost method investments, principally bottling companies	552	488
Total Investments	7,367	7,777

Other Assets	2,634	2,675
Property, Plant and Equipment - net	8,712	8,493
Trademarks With Indefinite Lives	6,025	5,153
Goodwill	4,062	4,256
Other Intangible Assets	2,842	2,810
Total Assets	$47,731	$43,269

Liabilities and Shareowners’ Equity
Current Liabilities
Accounts payable and accrued expenses	$7,978	$6,915
Loans and notes payable	7,752	5,919
Current maturities of long-term debt	531	133
Accrued income taxes	359	258
Total Current Liabilities	16,620	13,225

Long-Term Debt	2,874	3,277
Other Liabilities	3,267	3,133
Deferred Income Taxes	1,788	1,890
Shareowners’ Equity
Common stock, $0.25 par value; Authorized - 5,600 shares; Issued - 3,519 shares and 3,519 shares, respectively	880	880
Capital surplus	7,805	7,378
Reinvested earnings	37,386	36,235
Accumulated other comprehensive income (loss)	1,352	626
Treasury stock, at cost - 1,209 shares and 1,201 shares, respectively	(24,241)	(23,375)
Total Shareowners’ Equity	23,182	21,744
Total Liabilities and Shareowners’ Equity	$47,731	$43,269

THE COCA-COLA COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(UNAUDITED)

(In millions)

	Six Months Ended
	June 27, 2008	June 29, 2007
Operating Activities
Net income	$2,922	$3,113
Depreciation and amortization	637	515
Stock-based compensation expense	152	155
Deferred income taxes	(222)	(44)
Equity income or loss, net of dividends	856	(82)
Foreign currency adjustments	(43)	(25)
Gains on sales of assets, including bottling interests	(111)	(139)
Other operating charges	159	48
Other items	34	49
Net change in operating assets and liabilities	(1,166)	(295)
Net cash provided by operating activities	3,218	3,295

Investing Activities
Acquisitions and investments, principally trademarks and bottling companies	(621)	(3,649)
Purchases of other investments	(140)	(41)
Proceeds from disposals of other investments	387	258
Purchases of property, plant and equipment	(896)	(770)
Proceeds from disposals of property, plant and equipment	46	151
Other investing activities	(10)	5
Net cash used in investing activities	(1,234)	(4,046)

Financing Activities
Issuances of debt	4,317	5,762
Payments of debt	(2,478)	(2,080)
Issuances of stock	459	643
Purchases of stock for treasury	(1,031)	(958)
Dividends	(884)	(787)
Net cash provided by financing activities	383	2,580

Effect of Exchange Rate Changes on Cash and Cash Equivalents	111	95

Cash and Cash Equivalents
Net increase during the period	2,478	1,924
Balance at beginning of period	4,093	2,440
Balance at end of period	$6,571	$4,364

THE COCA-COLA COMPANY AND SUBSIDIARIES

Operating Segments

(UNAUDITED)

(In millions)

Three Months Ended

	Net Operating Revenues			Operating Income (Loss)			Income (Loss) Before Income Taxes
	June 27, 2008	June 29, 2007	% Fav. /	June 27, 2008	June 29, 2007	% Fav. /	June 27, 2008	June 29, 2007	% Fav. /
	(1)	(5)	(Unfav.)	(2)	(6)	(Unfav.)	(2), (3), (4)	(6), (7)	(Unfav).
Africa	$318	$300	6	$127	$79	61	$125	$78	60
Eurasia	456	352	30	196	162	21	198	170	16
European Union	1,636	1,449	13	962	829	16	975	839	16
Latin America	960	779	23	531	413	29	534	412	30
North America	2,256	2,083	8	457	500	(9)	462	498	(7)
Pacific	1,324	1,170	13	604	506	19	597	497	20
Bottling Investments	2,701	2,076	30	156	75	108	(711)	247	-
Corporate	29	18	61	(354)	(294)	(20)	(284)	(333)	15
Eliminations	(634)	(494)	—	—	—	-	—	—	-
Consolidated	$9,046	$7,733	17	$2,679	$2,270	18	$1,896	$2,408	(21)

(1)   Intersegment revenues for the three months ended June 27, 2008 were $16 million for Africa, $50 million for Eurasia, $299 million for European Union, $63 million for Latin America, $16 million for North America, $97 million for Pacific and $93 million for Bottling Investments.

(2)   Operating income (loss) and income (loss) before income taxes for the three months ended June 27, 2008 were reduced by approximately $4 million for North America, $5 million for Bottling Investments and $88 million for Corporate, primarily due to restructuring costs, contract termination costs and asset write-downs.

(3)   Income (loss) before income taxes for the three months ended June 27, 2008 was reduced by approximately $1.1 billion for Bottling Investments, primarily as a result of our proportionate share of an impairment charge recorded by CCE.

(4)   Income (loss) before income taxes for the three months ended June 27, 2008 was increased by approximately $102 million for Bottling Investments and Corporate, primarily due to a gain on the sale of Refrigerantes Minas Gerais Ltda.

(5)   Intersegment revenues for the three months ended June 29, 2007 were $12 million for Africa, $43 million for Eurasia, $216 million for European Union, $22 million for Latin America, $21 million for North America, $135 million for Pacific and $45 million for Bottling Investments.

(6)   Operating income (loss) and income (loss) before income taxes for the three months ended June 29, 2007 were reduced by approximately $18 million for Africa, $5 million for European Union, $2 million for Latin America, $1 million for Pacific, $23 million for Bottling Investments, primarily related to asset impairments and restructuring costs, and were increased by $1 million for Corporate. These amounts were primarily recorded in other operating charges.

(7)   Income (loss) before income taxes for the three months ended June 29, 2007 was reduced by approximately $89 million for Bottling Investments, primarily due to our proportionate share of asset write-downs and restructuring charges recorded by equity method investees.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Operating Segments

(UNAUDITED)

(In millions)

Six Months Ended

	Net Operating Revenues			Operating Income (Loss)			Income (Loss) Before Income Taxes
	June 27, 2008	June 29, 2007	% Fav. /	June 27, 2008	June 29, 2007	% Fav. /	June 27, 2008	June 29, 2007	% Fav. /
	(1)	(5)	(Unfav.)	(2)	(6)	(Unfav.)	(2), (3), (4)	(6), (7)	(Unfav)
Africa	$632	$610	4	$253	$191	32	$247	$186	33
Eurasia	782	571	37	341	249	37	341	260	31
European Union	2,911	2,539	15	1,653	1,433	15	1,675	1,453	15
Latin America	1,861	1,498	24	1,037	828	25	1,038	827	26
North America	4,154	3,764	10	781	847	(8)	787	846	(7)
Pacific	2,328	2,109	10	992	878	13	980	864	13
Bottling Investments	4,790	3,533	36	173	73	137	(556)	254	—
Corporate	57	32	78	(677)	(602)	(12)	(668)	(553)	(21)
Eliminations	(1,090)	(820)	—	—	—	—	—	—	—
Consolidated	$16,425	$13,836	19	$4,553	$3,897	17	$3,844	$4,137	(7)

(1)   Intersegment revenues for the six months ended June 27, 2008 were $28 million for Africa, $80 million for Eurasia, $529 million for European Union, $120 million for Latin America, $30 million for North America, $188 million for Pacific and $115 million for Bottling Investments.

(2)   Operating income (loss) and income (loss) before income taxes for the six months ended June 27, 2008 were reduced by approximately $6 million for North America, $5 million for Bottling Investments and $164 million for Corporate, primarily due to restructuring costs, contract termination costs and asset write-downs.

(3)   Income (loss) before income taxes for the six months ended June 27, 2008 was reduced by approximately $1.1 billion for Bottling Investments, primarily as a result of our proportionate share of an impairment charge recorded by CCE.

(4)   Income (loss) before income taxes for the six months ended June 27, 2008 was increased by approximately $102 million for Bottling Investments and Corporate, primarily due to the gain on the sale of Refrigerantes Minas Gerais Ltda.

(5)   Intersegment revenues for the six months ended June 29, 2007 were $22 million for Africa, $67 million for Eurasia, $384 million for European Union, $60 million for Latin America, $37 million for North America, $185 million for Pacific and $65 million for Bottling Investments.

(6)   Operating income (loss) and income (loss) before income taxes for the six months ended June 29, 2007 were reduced by approximately $20 million for Africa, $5 million for European Union, $2 million for Latin America, $1 million for Pacific, $29 million for Bottling Investments and $1 million for Corporate, primarily due to asset impairments and restructuring costs. These amounts were primarily recorded in other operating charges.

(7)   Income (loss) before income taxes for the six months ended June 29, 2007 was reduced by approximately $162 million for Bottling Investments, primarily due to our proportionate share of asset write-downs and restructuring charges recorded by equity method investees, and was increased by approximately $136 million for Corporate, primarily due to gains on the sale of real estate in Spain and the sale of our equity ownership in Vonpar, a bottler in Brazil.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Reconciliation of GAAP and Non-GAAP Financial Measures

(UNAUDITED)

(In millions except per share data)

	Three Months Ended June 27, 2008							% Change -
		Items Impacting Comparability				After		After
	Reported (GAAP)	Asset Impairments/ Restructuring	Equity Investees	Transaction Gains	Certain Tax Matters (1)	Considering Items (Non-GAAP)	% Change - Reported (GAAP)	Considering Items (Non-GAAP)
Net Operating Revenues	$9,046					$9,046	17	17	(2)
Cost of goods sold	3,162					3,162	16	16
Gross Profit	5,884					5,884	18	18
Selling, general and administrative expenses	3,108					3,108	16	16
Other operating charges	97	$(97)				—	—	—
Operating Income (3)	2,679	97				2,776	18	20	(3)
Interest income	69					69	28	28
Interest expense	89					89	(13)	(13)
Equity income - net	(843)		$1,132			289	—	4
Other income (loss) - net	80			$(102)		(22)	—	—
Income Before Income Taxes	1,896	97	1,132	(102)		3,023	(21)	19
Income taxes	474	22	230	(32)	$(29)	665	(15)	19
Net Income	$1,422	$75	$902	$(70)	$29	$2,358	(23)	18
Diluted Net Income Per Share	$0.61	$0.03	$0.38	$(0.03)	$0.01	$1.01 (4)	(24)	19
Average Shares Outstanding - Diluted	2,343	2,343	2,343	2,343	2,343	2,343

Gross Margin	65.0%					65.0%
Operating Margin	29.6%					30.7%
Effective Tax Rate	25.0%					22.0%

	Three Months Ended June 29, 2007
		Items Impacting Comparability				After
	Reported (GAAP)	Asset Impairments/ Restructuring	Equity Investees	Gains on Sales of Assets	Certain Tax Matters (1)	Considering Items (Non-GAAP)
Net Operating Revenues	$7,733					$7,733
Cost of goods sold	2,736	$(6)				2,730
Gross Profit	4,997	6				5,003
Selling, general and administrative expenses	2,685					2,685
Other operating charges	42	(42)				—
Operating Income	2,270	48				2,318
Interest income	54					54
Interest expense	102					102
Equity income - net	190		$89			279
Other income (loss) - net	(4)			$1		(3)
Income Before Income Taxes	2,408	48	89	1		2,546
Income taxes	557	12	26	—	$(30)	565
Net Income	$1,851	$36	$63	$1	$30	$1,981
Diluted Net Income Per Share	$0.80	$0.02	$0.03	$0.00	$0.01	$0.85 (4)
Average Shares Outstanding - Diluted	2,326	2,326	2,326	2,326	2,326	2,326

Gross Margin	64.6%					64.7%
Operating Margin	29.4%					30.0%
Effective Tax Rate	23.1%					22.2%

Note: Items to consider for comparability include primarily charges, gains, and accounting changes.  Charges and accounting changes negatively impacting net income are reflected as increases to reported net income.  Gains and accounting changes positively impacting net income are reflected as deductions to reported net income.

(1) Primarily related to changes in reserves related to certain tax matters.

(2) Net operating revenues excluding structural changes:

	2008	2007	% Change
Reported net operating revenues	$9,046	$7,733	17%
Structural changes	(325)	(168)	—
Net operating revenues excluding structural changes	$8,721	$7,565	15%

(3) Operating income after considering items impacting comparability for the three months ended June 27, 2008 includes a positive currency impact of approximately 11%. Currency neutral operating income growth after considering items impacting comparability is 9%.

(4) Per share amounts do not add due to rounding.

The Company reports its financial results in accordance with U. S. generally accepted accounting principles (GAAP).  However, management believes that certain non-GAAP financial measures used in managing the business may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain items that impact the overall comparability.  Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company's performance.  See the Table above for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three months ended June 27, 2008 and June 29, 2007. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Reconciliation of GAAP and Non-GAAP Financial Measures

(UNAUDITED)

(In millions except per share data)

	Six Months Ended June 27, 2008							% Change -
		Items Impacting Comparability				After		After
	Reported (GAAP)	Asset Impairments/ Restructuring	Equity Investees	Transaction Gains	Certain Tax Matters (1)	Considering Items (Non-GAAP)	% Change - Reported (GAAP)	Considering Items (Non-GAAP)
Net Operating Revenues	$16,425					$16,425	19	19	(2)
Cost of goods sold	5,786					5,786	19	19
Gross Profit	10,639					10,639	19	19
Selling, general and administrative expenses	5,911					5,911	18	18
Other operating charges	175	$(175)				—	—	—
Operating Income	4,553	175				4,728	17	20	(3)
Interest income	134					134	47	47
Interest expense	206					206	19	19
Equity income - net	(706)		$1,127			421	—	13
Other income (loss) - net	69			$(102)		(33)	—	—
Income Before Income Taxes	3,844	175	1,127	(102)		5,044	(7)	19
Income taxes	922	35	216	(32)	$(31)	1,110	(10)	17
Net Income	$2,922	$140	$911	$(70)	$31	$3,934	(6)	20
Diluted Net Income Per Share	$1.24	$0.06	$0.39	$(0.03)	$0.01	$1.67	(7)	18
Average Shares Outstanding - Diluted	2,349	2,349	2,349	2,349	2,349	2,349

Gross Margin	64.8%					64.8%
Operating Margin	27.7%					28.8%
Effective Tax Rate	24.0%					22.0%

	Six Months Ended June 29, 2007
		Items Impacting Comparability				After
	Reported (GAAP)	Asset Impairments/ Restructuring	Equity Investee	Transaction Gains	Certain Tax Matters (1)	Considering Items (Non-GAAP)
Net Operating Revenues	$13,836					$13,836
Cost of goods sold	4,881	$(10)				4,871
Gross Profit	8,955	10				8,965
Selling, general and administrative expenses	5,010					5,010
Other operating charges	48	(48)				—
Operating Income	3,897	58				3,955
Interest income	91					91
Interest expense	173					173
Equity income - net	210		$162			372
Other income (loss) - net	112			$(136)		(24)
Income Before Income Taxes	4,137	58	162	(136)		4,221
Income taxes	1,024	14	26	(73)	$(41)	950
Net Income	$3,113	$44	$136	$(63)	$41	$3,271
Diluted Net Income Per Share	$1.34	$0.02	$0.06	$(0.03)	$0.02	$1.41
Average Shares Outstanding - Diluted	2,324	2,324	2,324	2,324	2,324	2,324

Gross Margin	64.7%					64.8%
Operating Margin	28.2%					28.6%
Effective Tax Rate	24.8%					22.5%

Note: Items to consider for comparability include primarily charges, gains, and accounting changes.  Charges and accounting changes negatively impacting net income are reflected as increases to reported net income.  Gains and accounting changes positively impacting net income are reflected as deductions to reported net income.

(1)          Primarily related to changes in reserves related to certain tax matters.

(2)          Net operating revenues excluding structural changes:

	2008	2007	% Change
Reported net operating revenues	$16,425	$13,836	19%
Structural changes	(746)	(297)	—
Net operating revenues excluding structural changes	$15,679	$13,539	16%

(3)          Operating income after considering items impacting comparability for the six months ended June 27, 2008 includes a positive currency impact of approximately 11%. Currency neutral operating income growth after considering items impacting comparability is 9%.

The Company reports its financial results in accordance with U. S. generally accepted accounting principles (GAAP).  However, management believes that certain non-GAAP financial measures used in managing the business may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain items that impact the overall comparability.  Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance.  See the Table above for supplemental financial data and corresponding reconciliations to GAAP financial measures for the six months ended June 27, 2008 and June 29, 2007. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

The Coca-Cola Company

The Coca-Cola Company is the world’s largest beverage company, refreshing consumers with more than 450 sparkling and still brands.  Along with Coca-Cola, recognized as the world’s most valuable brand, the Company’s portfolio includes 12 other billion dollar brands, including Diet Coke, Fanta, Sprite, Coca-Cola Zero, vitaminwater, Powerade, Minute Maid and Georgia Coffee.  Globally, we are the No. 1 provider of sparkling beverages, juices and juice drinks and ready-to-drink teas and coffees.  Through the world’s largest beverage distribution system, consumers in more than 200 countries enjoy the Company’s beverages at a rate of 1.5 billion servings a day. With an enduring commitment to building sustainable communities, our Company is focused on initiatives that protect the environment, conserve resources and enhance the economic development of the communities where we operate.  For more information about our Company, please visit our website at www.thecoca-colacompany.com.

Forward-Looking Statements

This press release may contain statements, estimates or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from The Coca-Cola Company’s historical experience and our present expectations or projections. These risks include, but are not limited to, obesity concerns; scarcity and quality of water; changes in the nonalcoholic beverages business environment, including changes in consumer preferences based on health and nutrition considerations and obesity concerns; shifting consumer tastes and needs, changes in lifestyles and increased consumer information; increased competition; our ability to expand our operations in emerging markets; foreign currency and interest rate fluctuations; our ability to maintain good relationships with our bottling partners; the financial condition of our bottlers; our ability to maintain good labor relations, including our ability to renew collective bargaining agreements on satisfactory terms and avoid strikes or work stoppages; increase in the cost of energy; increase in cost, disruption of supply or shortage of raw materials; changes in laws and regulations relating to beverage containers and packaging, including mandatory deposit, recycling, eco-tax and/or product stewardship laws or regulations; adoption of significant additional labeling or warning requirements; unfavorable economic and political conditions in international markets, including civil unrest and product boycotts; changes in commercial or market practices and business model within the European Union; litigation uncertainties; adverse weather conditions; our ability to maintain brand image and product quality as well as other product issues such as product recalls; changes in legal and regulatory environments; changes in accounting standards and taxation requirements; our ability to achieve overall long-term goals; our ability to protect our information systems; additional impairment charges; our ability to successfully manage Company-owned bottling operations; global or regional catastrophic events; and other risks discussed in our Company’s filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K, which filings are available from the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The  Coca-Cola Company undertakes no obligation to publicly update or revise any forward-looking statements.

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